Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (including Attachments A & B) (the “2004 Employment Agreement”) which is dated as of this 3rd day of June 2004, (the “Effective Date”) by and between General Dynamics Corporation (the “Corporation”) and Nicholas D. Chabraja, (a “Party” or collectively the “Parties”).

Recitals

WHEREAS, Mr. Chabraja is currently the Corporation’s Chief Executive Officer and the Chairman of its Board of Directors (the “Board”) and has been since June 1, 1997; and

WHEREAS, the Corporation entered into an Employment Agreement with Mr. Chabraja on August 7, 2002, providing for his employment through December 31, 2005; and

WHEREAS, the Board, on behalf of the Corporation’s shareholders, in recognition of Mr. Chabraja’s continued exceptional performance and superb leadership, strongly desires to extend Mr. Chabraja’s tenure as its Chairman and Chief Executive Officer through April 30, 2008; and

WHEREAS, Mr. Chabraja agrees to continue his employment in only this capacity.

Terms & Conditions

NOW THEREFORE, the Parties agree as follows:

1.	Position and Term. The Corporation desires that Mr. Chabraja continue his employment as Chairman and Chief Executive Officer, and Mr. Chabraja agrees to continue his employment, from the Effective Date through April 30, 2008.

2.	Annual Salary. Mr. Chabraja will continue to receive an annual salary of not less than his current annual salary. During this Agreement, the Compensation Committee of the Board may from time to time increase Mr. Chabraja’s annual salary as it, in its sole discretion, deems appropriate.

3.	Incentive Compensation. Mr. Chabraja will continue to be eligible for annual bonuses and incentive compensation awards. In making this determination, the Compensation Committee of the Board will annually review the Corporation’s actual performance as compared to its strategic and operational plans. The Compensation Committee of the Board will also consider Mr. Chabraja’s total compensation in relationship to the performance pay levels of other chief executive officers of industrial concerns and in the aerospace and defense industry.

4.	Other Benefits and Perquisites. Mr. Chabraja will be eligible for all other benefits and perquisites the Corporation provides to its senior executive officers. These benefits include participation in the Corporation’s qualified and non-qualified retirement plans, the Corporation’s qualified and non-qualified 401(k) Savings and Stock Incentive plans, and group health, life and disability coverage. Additionally, Mr. Chabraja will continue to have use of the Corporation’s aircraft, consistent in all cases with the Corporation’s Board resolutions and the Corporation’s policies regarding the use of aircraft.

5.	Termination of Employment between the Effective Date and April 30, 2008.

a.	If Mr. Chabraja’s employment ends prior to April 30, 2008, by reason of his Voluntary Resignation or death, the Corporation agrees to provide him the following amounts and benefits:

i.	The Corporation will pay Mr. Chabraja or his designated beneficiary, as the case may be, his annual salary earned through his last day of Active Employment (including unused vacation and personal days); and

ii.	The Corporation will pay Mr. Chabraja or his designated beneficiary, as the case may be, a pro rated payment equal to his immediately prior year’s annual bonus or 100% of the current year’s target bonus, whichever is greater. The pro-ration of such amount will be from the first day of the year in which he voluntarily resigns or dies through his last day of Active Employment (i.e., not including any period attributable to the payment of unused vacation and/or personal days). Any such payments to Mr. Chabraja, or his designated beneficiary, as the case may be, will be made at the same time and manner as the Corporation makes similar payments to its other senior executive officers.

iii.	The Corporation will provide Mr. Chabraja (or his survivors, as appropriate) with the benefits enumerated in Section 6 (c) through (h) listed below.

b.	Termination due to Disability, by the Corporation Without Cause or as a Result of or Breach by the Corporation of Its Obligations. In the event Mr. Chabraja’s employment is terminated: (i) due to his Disability; (ii) by the Corporation, without cause, or (iii) by Mr. Chabraja due to the Corporation’s breach of its obligations hereunder and its failure to cure such breach within thirty (30) days of written notice thereof, the Corporation agrees to provide Mr. Chabraja the following:

i.	The Corporation will continue to pay Mr. Chabraja an amount equal to the annual salary he is earning at the time of his termination for the remaining term of this Agreement; and

ii.	The Corporation will continue to pay Mr. Chabraja an amount equal to the annual bonus and incentive compensation he would have earned had he continued his employment for the remaining term of this Agreement. Such amounts must be the greater of his prior year’s annual bonus or 100% of the current year’s target bonus. Payments to Mr. Chabraja will be made at the same time and manner as the Corporation makes similar payments to its other senior executive officers; and

iii.	The Corporation will provide Mr. Chabraja with the benefits enumerated in Section 6 (c) through (h) listed below.

c.	Termination due to a Change in Control. In the event that Mr. Chabraja’s employment is terminated (either in fact or constructively) as a result of a “Change in Control”, the Corporation agrees that Mr. Chabraja will be treated for purposes of this Agreement as having terminated employment “Without Cause” under Section 5 (b) above. Where the Severance Protection Agreement between the Corporation and Mr. Chabraja dated April 12, 1999, as may be hereafter amended from time to time, and this Agreement provide for payment covering the same benefit, the Corporation will provide Mr. Chabraja with the benefit most favorable to him, otherwise, Mr. Chabraja is entitled to retain the benefits under both agreements.

d.	Termination “For Cause”. In the event Mr. Chabraja’s employment by the Corporation is terminated “For Cause”, in full satisfaction of its obligations hereunder, the Corporation will:

i.	pay Mr. Chabraja his annual salary earned through his last day of Active Employment (including unused vacation and personal days);

ii.	provide to Mr. Chabraja the retirement benefits enumerated in Attachment A, the 2002 Retirement Benefits Agreement; and

iii.	provide to Mr. Chabraja such other benefits as are required by law.

6.	Expiration on or after April 30, 2008. If Mr. Chabraja maintains his Active Employment through April 30, 2008, the Corporation, at its sole expense, will:

a.	pay Mr. Chabraja any remaining earned but unpaid annual salary (including any earned but unpaid vacation and/or personal days); and

b.	pay Mr. Chabraja a prorated bonus for the 2008 calendar year in an amount not less than two thirds (2/3) of Mr. Chabraja’s 2007 bonus, which shall be paid to Mr. Chabraja’s on or before his last day of Active Employment (including any earned but unpaid vacation and/or personal days). In addition, any equity award Mr. Chabraja receives for the 2007 calendar year shall not be prorated as may otherwise be required under the Corporation’s Executive Compensation program, as amended; and

c.	direct a buy-out of Mr. Chabraja’s residence located in McLean, Virginia, in an amount which is equal to the greater of:

i.	the residence’s appraised value on or about April 1, 2008, or

ii.	the residence’s original cost, plus all subsequent improvements Mr. Chabraja made, as defined in the Corporation’s Relocation Policy; and

d.	reimburse Mr. Chabraja for the cost of transporting and storing (up to six (6) months) his household furnishings and personal effects from McLean, Virginia to anywhere in the 48 contiguous United States of America; and

e.	secure at its sole expense executive office space in the Chicago, Illinois area with administrative support for a period of not less than two (2) years; and

f.	provide Mr. Chabraja and his then eligible dependents with continued participation in the Corporation’s medical plans at then active employee cost for up to six (6) months, following which, Mr. Chabraja will be eligible to elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, by paying the full cost; and

g.	provide to Mr. Chabraja the retirement benefits enumerated in Attachment A, the 2004 Retirement Benefits Agreement; and

h.	provide Mr. Chabraja with usage of a corporate provided aircraft as stated in Attachment B, the Aircraft Usage Agreement.

7.	Definitions. For purposes of this Agreement, the terms below will have the following definitions:

a.	“Active Employment” means a period of employment during which services are required to be performed. The continued payment of amounts in lieu of annual salary, annual bonuses, unused vacation, unused personal days will not be considered a period of Active Employment.

b.	“Change in Control” means a change in control as defined in Section 1 of the Severance Protection Agreement, as amended, dated April 12, 1999, between the Corporation and Mr. Chabraja as such agreement may be amended from time to time.

c.	“For Cause” means the termination of Mr. Chabraja’s employment as a direct result of any of the following acts: (i) the commission of a felony or a crime involving dishonesty or fraud which materially and adversely affects the Corporation or any of its affiliates, (ii) a material violation of the Corporation’s standards of business ethics and conduct, or (iii) individually filing or participating in a lawsuit against the Corporation during Active Employment with the Corporation.

d.	“Disability” means if, as a direct result of an illness or injury, Mr. Chabraja is unable, in the sole opinion of the Compensation Committee of the Corporation’s Board of Directors, to adequately perform the tasks of his position for the entire balance of his Employment Agreement.

e.	“Voluntary Resignation” or “Voluntarily Resigns” means a termination of Mr. Chabraja’s employment resulting from his decision to cease performing services for the Corporation.

8.	Tax Liability. Following Mr. Chabraja’s termination of employment (for any reason other than a termination of employment “For Cause”), the Corporation will provide Mr. Chabraja with one (1) round of federal and state tax gross ups (determined using the top marginal rate and tax rates for federal and applicable state taxes) for amounts imputed to Mr. Chabraja pursuant to this Agreement (but specifically excluding annual salary, bonuses, equity awards and amounts paid pursuant to Attachment A). Any tax gross up will be included in Mr. Chabraja’s taxable income and included in the Corporation’s tax reporting consistent with its policies and procedures for other executives.

9.	Miscellaneous. This Agreement will be construed and enforced in accordance with the laws of the State of Delaware. Notwithstanding anything in this Agreement or the Corporation’s policies to the contrary, unless both Parties agree in writing, all issues, disputes, controversies and/or enforcement actions by and between the Parties hereto (whether such issue is ‘at law’ or ‘in equity’) shall be resolved solely by an action brought in a court of competent jurisdiction in the State of Delaware and, for that purpose, the Parties hereby submit to the jurisdiction of the State of Delaware.

10.	Notice. Any notice required under this Agreement (or an Attachment hereto) will be made in writing addressed to the Corporation in care of the Senior Vice President, Human Resources (with a copy to the Senior Vice President and General Counsel) at the Corporation’s headquarters and to Mr. Chabraja at his home address as noted in the Corporation’s employee records.

11.	Termination. Mr. Chabraja shall have the right to terminate this Agreement upon thirty (30) days prior written notice to the Corporation. Subject to its obligations hereunder, the Corporation shall have the right to terminate this Agreement upon thirty (30) days prior written notice to Mr. Chabraja; provided, however, unless Mr. Chabraja waives the effect of such termination in writing, the Corporation’s termination of this Agreement (either actual or constructive) shall constitute an immediate termination of the employment relationship and the Corporation’s obligations hereunder shall become immediately due and owing without a right to cure. The Corporation’s obligations hereunder shall survive the expiration, or earlier termination, of this Agreement

12.	Effect of Prior Agreements. With Mr. Chabraja’s Active Employment on and after the Effective Date stated above, this Agreement (including its Attachments) will become effective and his prior employment agreement (including all attachments thereto) is superseded; provided, however, this Agreement does not supersede the Severance Protection Agreement between Mr. Chabraja and the Corporation.

13.	Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14.	Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Corporation and Mr. Chabraja, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

15.	Counterparts. This Agreement may be executed in counterparts; each of which will be deemed to be an original and both of which together will constitute one and the same instrument.

16.	Right to Assign. This Agreement is not assignable without the written consent of each Party.

17.	Successorship. This Agreement will inure to the benefit of Mr. Chabraja’s estate.

IN WITNESS WHEREOF, pursuant to the authority granted by the Corporation’s Board of Directors to the Corporation’s Senior Vice President — Human Resources & Administration, the Corporation has caused this Employment Agreement to be executed on behalf of itself and caused the Corporation’s seal to be hereunto affixed and attested to by the Secretary of the Corporation. In like manner, the Executive has executed this Agreement on his behalf. This Agreement is effective as of the first date stated above.

ATTEST:		GENERAL DYNAMICS CORPORATION

/s/ DAVID A. SAVNER	By:	/s/ WALTER M. OLIVER

Senior Vice President — Human Resources & Administration

ATTEST:		NICHOLAS D. CHABRAJA

/s/ DAVID A. SAVNER		/s/ NICHOLAS D. CHABRAJA

Attachment A — 2004 Retirement Agreement

WHEREAS, General Dynamics Corporation, a Delaware corporation (the “Corporation”), and Nicholas D. Chabraja (the “Executive”) (collectively the “Parties”) entered into an extension of Mr. Chabraja’s Employment Agreement (the “2004 Employment Agreement”); and

WHEREAS, the Corporation, as part of the 2004 Employment Agreement, has agreed to pay certain additional supplemental retirement benefits as provided herein.

NOW, THEREFORE, in consideration for Mr. Chabraja’s entering into the 2004 Employment Agreement, the Parties agree to the following terms and conditions (hereinafter the “2004 Retirement Agreement”) which is incorporated by reference into Mr. Chabraja’s Employment Agreement as follows:

1.	Agreement Benefit. The Corporation agrees to pay Mr. Chabraja a monthly single-life benefit at retirement equal to a percentage of his “Average Monthly Salary”, as defined below. This percentage is thirty percent (30.0%) as of April 30, 2004, and increases by one-half percentage point (0.50%) for each completed calendar month of Active Employment thereafter (such that by April 30, 2008, the percentage will be fifty-four percent (54.0%)). For purposes of this Attachment A, “Average Monthly Salary” shall equal the average determined by (i) summing the total of Mr. Chabraja’s highest aggregate monthly salary and cash executive compensation bonuses (excluding equity awards) paid during a consecutive sixty (60) month period within Mr. Chabraja’s last one hundred and twenty months (120) of Active Employment and (ii) dividing it by sixty (60).

2.	Payment of Benefits.

a.	If, after the Effective Date of this Agreement, Mr. Chabraja (a) Voluntarily Resigns, (b) retires, or (c) is terminated “For Cause,” he will be entitled to receive the benefit he earned under Section 1 through the end of the month in which such separation or retirement occurs. Mr. Chabraja will begin receiving his benefit under this subparagraph as of the first day of the month following his separation or retirement.

b.	If Mr. Chabraja’s employment with the Corporation terminates at any time on or after the Effective Date of his 2004 Employment Agreement, but prior to April 30, 2008, due to (a) his “Disability,” (b) termination “Without Cause,” or (c) a “Change in Control”, Mr. Chabraja will be entitled to receive the benefit under Section 1 above as if Mr. Chabraja had maintained his Active Employment and pensionable earnings through April 30, 2008. Mr. Chabraja will begin receiving his benefit under this subparagraph as of May 1, 2008.

3.	Survivor Benefit in the Case of Death Prior to Benefit Commencement. If Mr. Chabraja dies during the term of this 2004 Retirement Agreement, but prior to separating from employment and does not leave a surviving spouse, no benefit will be paid under this Agreement. If Mr. Chabraja dies during the term of this 2004 Retirement Agreement, but prior to separating from employment and leaves a surviving spouse, his surviving spouse will receive a 50% Contingent Annuitant benefit with a 10-Year Certain feature based on the retirement benefit Mr. Chabraja will have earned as of his date of death. In the event that Mrs. Chabraja dies prior to the 10th anniversary of Mr. Chabraja’s death, payments will continue to Mrs. Chabraja’s designated beneficiary or estate. Payment will commence on the first day of the month following Mr. Chabraja’s death.

4.	Form of Payment. All retirement benefits payable pursuant to this 2004 Retirement Agreement will be paid in such form and at such time as Mr. Chabraja’s elects under the Retirement Program. The Corporation may, in its sole discretion, accelerate the payment of some or all of the benefits under this 2004 Retirement Agreement in a form of actuarial equivalent value. In addition to all of forms of payment under the Retirement Program, Mr. Chabraja may elect a 100% Contingent Annuitant option with a 10-Year Certain feature.

5.	No Assignment. No benefit under this 2004 Retirement Agreement will be subjected in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same will be void, and no such benefit will in any manner be liable for or subject to the debts, liabilities, engagements or torts of the person entitled to such benefit, except as specifically provided in the Retirement Program or pursuant to a Qualified Domestic Relations Order as described in Code Section 414(p).

6.	Payment from General Assets.

a.	To the extent a benefit under this 2004 Retirement Agreement is not otherwise payable from a Retirement Program (or unless otherwise determined by the Corporation), all benefits payable to Mr. Chabraja hereunder will be paid by the Corporation from its general assets. The Corporation will not be obliged to acquire, designate or set aside any specific assets for payment of the Supplement. Further, Mr. Chabraja will have no claim whatsoever to any specific assets or group assets of the Corporation.

b.	The Corporation may, in its discretion, designate that the some or all the benefits payable hereunder will be satisfied from the assets of a trust, fund, or other segregated group of assets. But, should these assets prove to be insufficient to satisfy payment of such benefits or other post-retirement benefits, the Corporation will remain liable for payment thereof.

7.	Prior Agreement. The 2002 Retirement Agreement is superceded.

8.	Plan Administration. The Board of Directors hereby delegates to the Senior Vice President, Human Resources and Administration (or his authorized designee) the power to interpret this Agreement in his sole discretion and such interpretations will be binding on the Corporation and Mr. Chabraja. The Retirement Programs actuary will determine all values and payments required under this 2004 Retirement Agreement based on the actuarial assumptions used under the Corporation’s Retirement Program.

9.	Income Taxes. Mr. Chabraja and the Corporation agree that all payments made pursuant to this 2004 Retirement Agreement will be treated as “wages” for federal and state income tax and employment tax purposes (including FICA) at such time and in such manner as prescribed by law. Each Party to this 2004 Retirement Agreement is responsible for the payment of its own taxes.

10.	Incorporation by Reference. This 2004 Retirement Agreement is be incorporated by reference into Mr. Chabraja’s Employment Agreement with the Corporation. The defined terms in this 2004 Retirement Agreement will have the same meaning provided in Mr. Chabraja’s 2004 Employment Agreement.

Attachment B — Aircraft Usage Agreement

1.	Flight Hours Earned. As of the Effective Date of this Agreement, Mr. Chabraja has earned and shall retain the right to two-hundred and fifty (250) Flight Hours (the “Prior Agreement Flight Hours”) on an aircraft provided by the Corporation. In addition, on and after the Effective Date of this Agreement, Mr. Chabraja will earn an additional fourteen (14.0) Flight Hours for each full month of service under his Active Employment with the Corporation; provided however, the sum total of his Prior Agreement Flight Hours and the Flight Hours earned under this Agreement shall not exceed Five Hundred (500).

a.	Termination “For Cause”. Notwithstanding anything in this Attachment B or Mr. Chabraja’s Employment Agreement to the contrary, if Mr. Chabraja’s employment with the Corporation is terminated “For Cause” (as defined in his Employment Agreement) all Flight Hours will be forfeited.

b.	Termination “Without Cause”, Change in Control or “Disability”. Notwithstanding anything in this Attachment B or Mr. Chabraja’s Employment Agreement to the contrary, if Mr. Chabraja’s employment with the Corporation is terminated “Without Cause”, due to a “Change in Control”, or as a result of a “Disability”, Mr. Chabraja will be entitled to Five Hundred (500) Flight Hours regardless of his length of employment.

2.	Acceptable Aircraft. The Corporation will make available to Mr. Chabraja a large cabin aircraft or larger (e.g., a Gulfstream 350) along with fuel, trained personnel and basic snack and beverage service. Mr. Chabraja will be responsible for all food and beverage costs in excess of basic snack and beverage service.

3.	Right to Use Aircraft. Mr. Chabraja’s right to use the Corporation’s aircraft is personal in nature and will not inure to the benefit of his surviving spouse or estate following his death. All of Mr. Chabraja’s rights under this Attachment B expire upon the earlier to occur of:

a.	his death;

b.	one hundred and twenty (120) months after his last day of Active Employment; or

c.	the exhaustion of all his Flight Hours, including any carryover.

4.	Usage of Flight Hours.

a.	annual Limit. Following Mr. Chabraja’s termination of employment (other than “For Cause”) entitled to any amount of Flight Hours, Mr. Chabraja may use up to one hundred (100) Flight Hours in any calendar year. If Mr. Chabraja separates employment in the middle of a calendar year, the one hundred (100) Credited Flight Hour maximum will be prorated by the number of completed calendar months remaining in that year.

b.	Carryover of Unused Flight Hours. Subject to paragraph 3 immediately above, if, for any reason Mr. Chabraja does not use his entire allotment of Flight Hours within any calendar year, the unused number of Flight Hours will be carried over to the subsequent calendar year (subject to an overall maximum usage of one hundred (100) Flight Hours in any calendar year).

5.	Protocol for Aircraft Usage.

a.	In order to obtain the use of a Corporation aircraft, Mr. Chabraja must request the use of such aircraft at least 24 hours prior to the requested flight departure for flights that will depart and arrive within the 48 contiguous United States of America and at least 48 hours prior to the requested flight departure for all other flights. Such request must be made to an agreed upon contact at the Corporation and must specify the requested departure and arrival locations and the amount of people in the flight party.

i.	The Corporation will supply Mr. Chabraja with an aircraft based upon Corporation aircraft availability. The size of Mr. Chabraja’s flight party will be limited by aircraft size and availability.

ii.	If a corporate aircraft is available, it will pick up Mr. Chabraja and his flight party at the nearest suitable location for that aircraft. The flights will include the particular aircraft’s basic flight service.

6. Usage of Flight Hours.

a.	Mr. Chabraja will be charged against his bank of Flight Hours for each hour or fraction of an hour Mr. Chabraja’s requested aircraft is airborne.

i.	Aircraft flight time to arrive at a requested pick-up location within the 48 contiguous United States of America will not count against Mr. Chabraja’s Flight Hours. Aircraft flight time (including any “dead heading” time) to all other pick up locations will count towards the total number of Flight Hours Mr. Chabraja’s has earned under this Agreement.